As filed with the Securities and Exchange Commission on July 26, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN BUSINESS CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	68-0133692
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

477 Madison Avenue, 12th Floor
New York, New York 10022
(Address of principal executive offices) (Zip Code)

AMERICAN BUSINESS CORPORATION 2004 LONG TERM INCENTIVE COMPENSATION PLAN
(Full title of the Plan(s))

Anthony R. Russo

President and Chief Executive Officer
American Business Corporation
477 Madison Avenue – 12th Floor
New York, New York 10022
(Name and address of agent for service)

(212) 308-8700
(Telephone number, including area code, of agent for service)

Copies to:
Peter Campitiello, Esq.
Levy & Boonshoft, P.C.
477 Madison Avenue
New York, New York 10022
(212) 751-1414

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.001 per share	50,000,000 shares	$0.060	$3,000,000	$380.10

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the American Business
Corporation 2004 Long Term Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's Common Stock. No separate consideration is paid for these rights and, as a result, no registration fee for these rights is included in the fee for the common stock.

(2) Calculated solely for purposes of this offering under Rules 457(c) and (h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low selling price per share of the Registrant's Common Stock on July 16, 2004, as reported by the NASD OTC Bulletin Board, for the 50,000,000 shares issuable under the 2004 Long
Term Incentive Compensation Plan that are not subject to outstanding options.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

American Business Corporation (the "Registrant") hereby incorporates by reference into this
Registration Statement the following documents previously filed with the Securities and Exchange
Commission (the "Commission"):

(a) The Registrant's Annual Report on Form 10-KSB, filed with the Commission on April 14, 2004 for the fiscal year ended December 31, 2003;

(b) The Registrant's Quarterly Report on Form 10-QSB filed with the Commission on May 17, 2004 for the quarter ended March 31, 2004; and

(c) The Current Reports on Form 8-K, filed with the Commission on June 3 and June 28, 2004.

Any and all reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 7-109-102, 7-109-103 and 7-109-107 of the Colorado Revised Statutes (the "C.R.S."), provide that, unless otherwise restricted in its bylaws, a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation or adjudged to have derived an improper personal benefit, whether or not involving action in an official capacity. Section 7-109-103 of the C.R.S. requires a business corporation to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 7-109-104 of the C.R.S. also permits a business corporation to reimburse reasonable expenses incurred in a proceeding prior to a final disposition of the proceeding. Section 7-109-105 of the C.R.S. also provides, that unless restricted in the business corporation's articles of incorporation, a director who is a party in a court proceeding may apply for indemnification to the court presiding over the proceeding or another court of competent jurisdiction.

Also, Section 7-109-108 of the C.R.S. authorizes corporations to further effect or secure its indemnification obligations by maintaining insurance on behalf of a person who was or is a director, officer, employee, fiduciary or agent of the corporation, or on behalf of a person who is or was serving as a representative of the corporation. As of the date of the filing of this Registration Statement, the Registrant does not maintain any such insurance protection.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit	Exhibit
Number

5	Opinion and consent of Levy & Boonshoft, P.C
23.1	Consent of Rosenberg Rich Baker Berman & Co.
23.2	Consent of Levy & Boonshoft, P.C. (contained in Exhibit 5).
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	American Business Corporation 2004 Long Term Incentive Compensation Plan.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 2004 Long Term Incentive Compensation Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 16, 2004.

American Business Corporation

By: /s/ Anthony R. Russo
Anthony R. Russo
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of American Business Corporation, a Colorado corporation, do hereby constitute and appoint Anthony R. Russo, President, Chief Executive Officer and Chief Financial Officer the lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine(s) may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANTHONY R. RUSSO	President, Chief Executive and Chief Financial	July 16, 2004
Anthony R. Russo	Officer and Director (Principal Executive and
Accounting Officer)

/s/ PETER CAMPITIELLO	Secretary	July 16, 2004
Peter Campitiello

/s/ DANNY L. PIXLER	Director, Chairman	July 16, 2004
Danny L. Pixler

/s/ EUGENE M. WEISS	Director	July 16, 2004
Eugene M. Weiss

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

EXHIBITS

     TO FORM S-8 UNDER

SECURITIES ACT OF 1933

AMERICAN BUSINESS CORPORATION

EXHIBIT INDEX

Exhibit	Exhibit
Number

5	Opinion and consent of Levy & Boonshoft, P.C
23.1	Consent of Rosenberg Rich Baker Berman & Co.
23.2	Consent of Levy & Boonshoft, P.C. (contained in Exhibit 5).
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	American Business Corporation 2004 Long Term Incentive Compensation Plan.